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                                                                      EXHIBIT 16

Office of the Chief Accountant
Securities and Exchange Commission
450 Fifth Street, N.W.
Washington, DC  20549


April 3, 2002


Dear Sir or Madam:

We have read Item 4 included in the attached Form 8-K dated April 3, 2002 of LTX Corporation filed with the Securities and Exchange Commission and are in agreement with the statements contained therein.

Very truly yours,





Arthur Andersen LLP